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EXHIBIT 10.3

                          SPECIAL SEPARATION AGREEMENT

      This SPECIAL SEPARATION AGREEMENT ("Agreement") is entered into as of this ___ day of ____________, 2004, by and between First National Bank (the "Company") and ____________________ (the "Executive") and is guaranteed by National Bancshares Corp. (the "Parent Company").

      WHEREAS, the Executive is presently in the employ of the Company as __________________________ of the Company; and

      WHEREAS, the Company has determined that it is desirable to obtain from the Executive certain protections with respect to non-disclosure, non-interference and noncompetition; and

      WHEREAS, the Company has determined that it is desirable to agree at this time to provide the Executive with severance benefits under certain circumstances after a Change in Control has occurred in order that the Executive may more fully focus his current efforts on expanding the Company's business and profits without concern for his personal security in the event of a Change in Control;

      WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of these protections; and

      WHEREAS, the Parent Company desires to guarantee the benefits payable under this Agreement;

      NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement, the Company and the Executive agree as follows:

      SECTION 1. DEFINITIONS

      1.1 AFFILIATE. The term "Affiliate" shall mean any entity controlling, controlled by or under common control with the Company, including, but not limited to, divisions and subsidiaries of the Company.

      1.2 CAUSE. The term "Cause" shall include:

      a.    a breach of the Executive's obligations under Section 5 hereof; or

      b. the indictment of the Executive for, conviction of the Executive for, or written confession of the Executive to a misdemeanor or felony against the Company or any of its Affiliates, employees or customers, including but not limited to embezzlement or embezzlement of customer account assets, but excluding any such misdemeanor or felony related to an automobile accident.

      1.3 CHANGE IN CONTROL. The term "Change in Control" shall include:

      a. the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by the Parent Company) for twenty-five percent (25%) or more of the Parent Company's common stock of any class and any securities convertible into such common stock;

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      b.    the receipt by the Parent Company of a Schedule 13D or other advice after the date of execution of this Agreement indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the Parent Company's common stock of any class or any securities convertible in such common stock calculated as provided in paragraph (d) of said Rule 13d-3;

      c. the date of approval by stockholders of the Parent Company of an agreement providing for any consolidation or merger of the Parent Company in which the Parent Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Parent Company would be converted into cash, securities, or other property, other than a merger of the Parent Company in which the holders of common stock of all classes of the Parent Company immediately prior to the merger would own in excess of fifty percent (50%) of the common stock of the surviving corporation immediately after the merger;

      d. the date of the approval by stockholders of the Parent Company of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Parent Company or the Company;

      e. the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company or the Parent Company;

      f. any transaction whereby the Company ceases to be a wholly owned subsidiary of the Parent Company;

      g. any sequence of events whereby the individuals who constitute the Board of Directors of the Parent Company as of the date of this Agreement ("Incumbent Directors") together with individuals whose election or nomination for election by the Parent Company's shareholders was approved by a majority of the Incumbent Directors do not constitute at least seventy-five percent (75%) of the then current Board of Directors of the Parent Company; or

      h. such other event as the Outside Committee Members shall, in their sole and absolute discretion, deem to be a "Change in Control."

      1.4 COMPANY. The term "Company" shall mean First National Bank or any successor corporation or business organization which shall assume the obligations of the Company under Agreement.

      1.5 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean any and all information (excluding information in the public domain) which relates to the business of the Company and its Affiliates, including without limitation all information relating to the identity and/or location of all past, present and

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prospective customers of the Company and its Affiliates, strategic plans, financial plans, financial information, computer programs, information concerning pricing and pricing policies, marketing techniques, and methods and manner of operations.

      1.6 GOOD REASON. The term "Good Reason" shall include:

      a. any reduction in either the current base salary or the annual bonus of the Executive;

      b. any material reduction in the employee benefits and fringe benefits of the Executive;

      c. any material reduction in the position, office or title of the Executive;

      d. the Executive ceases to have the powers, perquisites, responsibilities or duties commensurate with being the _____________________________________________ of a bank of comparable size to the Company;

      e. the Executive ceases to report to the ____________________________ of the Bank; or

      f. the principal place of employment of the Executive is relocated to any location which is outside of a twenty (20) mile radius of the current main office of the Company in Orrville, Ohio.

      1.7 OUTSIDE COMMITTEE MEMBERS. The term "Outside Committee Members" shall mean members of the Executive Committee of the Board of Directors of the Company who are not employees of the Company or an Affiliate; provided, however, that in the event of a Change in Control, "Outside Committee Members" shall mean those same individuals who were Outside Committee Members immediately prior to such Change in Control.

      1.8 PARENT COMPANY. The term "Parent Company" shall mean National Bancshares Corp. or any successor corporation or business organization which shall assume the obligations of the Parent Company under Agreement.

      1.9 PROTECTION PERIOD. The term "Protection Period" shall mean the twenty-four (24) month period after a Change in Control occurs.

      1.10 SUCCESSOR. The term "Successor" will include any person, firm, corporation or business entity which acquires all or substantially all of the assets or succeeds to the business of the Company.

      SECTION 2. EMPLOYMENT TERMINATIONS WHICH QUALIFY FOR SEVERANCE BENEFITS

      2.1 TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. In the event the Company terminates the Executive's employment within the Protection Period other than for Cause, the Executive will be entitled to receive the Severance Benefits set forth in Section 4 hereof.

      2.2 VOLUNTARY TERMINATION BY THE EXECUTIVE WITH GOOD REASON. In the event the Executive terminates his employment within the Protection Period with Good Reason, the Executive will be entitled to receive the Severance Benefits set forth in Section 4 hereof. In order to terminate employment in accordance with this

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Section 2.2, an Executive must give sixty (60) days advance written notice of his impending termination of employment to the Company, specify the reason for such termination in such notice and provide the Company with an opportunity to correct the situation which he feels necessitates his termination of employment with Good Reason under this Section 2.2.

      SECTION 3. EMPLOYMENT TERMINATIONS WHICH DO NOT QUALIFY FOR SEVERANCE BENEFITS

      3.1 TERMINATION BY THE COMPANY OUTSIDE THE PROTECTION PERIOD. In the event the Company terminates the Executive's employment outside the Protection Period, the Executive will not be entitled to receive the Severance Benefits set forth in Section 4 hereof. The Executive shall, however, comply with the provisions of
Section 5 hereof. The Company may, in its sole discretion, provide some form or amount of severance benefits to the Executive in such circumstances as the Company shall, in its sole discretion, determine.

      3.2 VOLUNTARY TERMINATION BY THE EXECUTIVE OUTSIDE THE PROTECTION PERIOD. In the event the Executive terminates his employment outside the Protection Period, the Executive will not be entitled to receive the Severance Benefits set forth in Section 4 hereof. The Executive shall, however, comply with the provisions of Section 5 hereof.

      3.3 TERMINATION BY THE COMPANY FOR CAUSE. In the event the Company terminates the Executive's employment for Cause (whether before or after a Change in Control), the Executive will not be entitled to receive the Severance Benefits set forth in Section 4 hereof. The Executive shall, however, comply with the provisions of Section 5 hereof. Cause will be determined by the Outside Committee Members in the exercise of good faith and reasonable judgment.

      3.4 VOLUNTARY TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. In the event the Executive terminates his employment other than for Good Reason (whether before or after a Change in Control), the Executive will not be entitled to receive the Severance Benefits set forth in Section 4 hereof. The Executive shall, however, comply with the provisions of Section 5 hereof.

      SECTION 4. SEVERANCE BENEFITS

      In the event that the Company shall terminate the employment of the Executive as described in Section 2.1 hereof, or in the event the Executive terminates his employment as described in Section 2.2 hereof, the Company will, in lieu of any other severance which may otherwise be payable:

      a. Continue to pay to the Executive, for the twenty-four (24) months following his termination of employment, his monthly base salary at the rate in effect as of the date of such termination in accordance with the Company's normal payroll practices.

      b. Pay to the Executive, with respect to each December 31 on which payments are made pursuant to subsection a. above, a bonus in a cash lump sum. Each such yearly bonus shall equal the

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            bonus paid to the Executive in the year prior to his termination of employment. Each such yearly bonus will be paid to the Executive on the same day as bonuses, if any, are paid to the executives of the Company who are still employed with the Company. If bonuses are not paid to the executives of the Company who are still employed with the Company at the time a bonus is to be paid, such bonus will be paid to the Executive on the first anniversary of the most recent date bonuses were paid to executives of the Company or, if such anniversary has already occurred at the time the Executive terminates employment, on the next subsequent anniversary of said date.

      c. Throughout the twenty-four (24) months following his termination of employment, continue the normal fringe benefits and perquisites being provided to the Executive immediately prior to his termination of employment, including but not limited to life insurance and health care benefits coverage, in the same amounts and at the same cost to the Executive as was applicable prior to the Change in Control; provided, however, that in the event the Executive begins to receive comparable fringe benefits and perquisites (determined at the sole discretion of the Outside Committee Members) from a subsequent employer during such period, the Company may immediately terminate such fringe benefits and perquisites. Coverage under the Company's health care benefits plan will be in lieu of health care continuation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for periods such coverage is in effect under this Agreement.

      d. Pay to the Executive in cash an amount equal to the matching and discretionary contributions which would have been made by the Company under any qualified and nonqualified 401(k), profit sharing, savings or retirement plan of the Company or an Affiliate during the period described in paragraph a of this Section 4 if the Executive made 401 (k) contributions and the Company made matching and discretionary contributions during such period at the same rate as the Executive and the Company made such contributions during the twelve (12) month period immediately prior to the Change of Control. Such amounts shall be paid to the Executive on the same days that the salary is payable to him under paragraph a. above.

      e. Pay for the costs of outplacement services actually used by the Executive; provided, however, that the total fee paid for such services will be limited to an amount equal to ten percent (10%) of the Executive's annual base salary rate as of the effective date of his termination of employment.

      f. Continue to be obligated to pay when due all other benefits to which the Executive has a vested right according to the provisions of any applicable retirement or other benefit plan or program.

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      SECTION 5. COVENANTS

      5.1 DISCLOSURE OR USE OF INFORMATION. The Executive will at all times during and after the period of his employment by the Company keep and maintain the confidentiality of all Confidential Information and will not at any time either directly or indirectly use such Confidential Information for his own benefit or otherwise divulge, disclose or communicate such Confidential Information to any person or entity in any manner whatsoever other than employees or agents of the Company or its Affiliates who have a need to know such Confidential Information and then only to the extent necessary to perform their responsibilities on behalf of the Company or its Affiliates.

      5.2 CO-OPERATION. During the term of his employment and for a period of five (5) years following his termination of employment, the Executive will not attempt to induce any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate nor will he take any action with respect to any of the customers of the Company and its Affiliates which would have or might be likely to have an adverse effect upon the business of the Company and its Affiliates. Executive hereby agrees not to make any statement or take any action, directly or indirectly, that will disparage or discredit the Company and its Affiliates, their Officers, Directors of the Company, their employees or any of their products or services, or in any way damage their reputation or ability to do business or conduct their affairs. Executive agrees that subsequent to his termination of employment he will, in conjunction with a Company request, reasonably cooperate with the Company in connection with transition matters, disputes and litigation matters upon reasonable notice, at reasonable times, and will be paid or reimbursed for reasonable expenses incurred by the Executive relating to such matters.

      5.3 NON-COMPETITION. The Executive agrees that, in the event his employment with the Company terminates prior to a Change in Control for any reason, he will not for one year after his date of termination of employment, directly or indirectly, work or otherwise perform services for a financial institution or any affiliate of a financial institution which has a branch or location within a twenty (20) mile radius of any branch or location of the Company or any entity which was an Affiliate during the period the Executive was employed by the Company; except that the Executive may work or perform services for such a financial institution provided that his place of employment is outside of a twenty (20) mile radius of any branch or location of the Company or any such Affiliate and provided further that the Executive does not have any direct or indirect control, oversight, supervision or involvement with the operations which are conducted by any of the branches or locations which are within a twenty (20) mile radius of any branch or location of the Company or any Affiliate and does not have any customer contact or solicit customers, potential customers or business located within a twenty (20) mile radius of any branch or location of the Company or any Affiliate. This provision will have no force or effect if the employment of the Executive terminates subsequent to a Change in Control.

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      The Executive understands that the foregoing restrictions of this Section
5.3 may limit his ability to engage in certain business pursuits, but acknowledges that the protections of this Agreement for the Executive justify such restrictions. The Executive acknowledges that he understands the effect of the provisions of this Section 5.3, that he has had reasonable time to consider the effect of these provisions, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. The Company and the Executive consider the restrictions contained in this Section 5.3 to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, as so modified by the Court, to be fully enforced.

      5.4 INJUNCTIVE RELIEF. In the event of a breach or threatened breach of any of the provisions of this Section 5 by the Executive, the Executive and the Company agree that the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof. In addition, the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

      SECTION 6. MISCELLANEOUS

      6.1 SUCCESSORS. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Outside Committee Members. This Agreement will be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company.

      6.2 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

      6.3 ADMINISTRATION. The provisions of this Agreement shall be administered by the Outside Committee Members. The Outside Committee Members shall have the sole discretion to make all determinations which may be necessary or advisable for the administration of this Agreement. Any action expressed from time to time by a vote at a meeting, or expressed in writing, after notice to all Outside Committee Members, may be done by a majority of the Outside Committee Members; and such action shall have the same effect for all purposes as if assented to by all the Outside Committee Members.

      6.4 APPEALS PROCEDURE. Any disputes arising under this Agreement with regard to any determination made by the Company or the Outside Committee Members under this Agreement, including but not limited to any dispute with regard to the denial of Severance Benefits to the Executive, may be appealed to the Outside Committee Members by the Executive. The Executive, or any authorized representative of the Executive, may upon written notice to the Outside Committee Members within sixty (60) days after any such determination or denial request a review by the Outside Committee Members of any such determination or denial. Such

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review may be made by written briefs submitted by the Executive and the Outside Committee Members or at a hearing, or by both, as shall be deemed necessary by the Outside Committee Members. Any hearing shall be held in the Corporate Headquarters of the Company, unless the Outside Committee Members shall specify otherwise. The date and time of any such hearing shall be designated by the Outside Committee Members upon not less than seven (7) days' notice to the Executive unless the Executive accepts shorter notice. The Outside Committee Members shall make every effort to schedule the hearing on a day and at a time which is convenient to the Executive. The Outside Committee Members may, in their sole discretion, establish such rules of procedure as it may deem necessary or advisable for the conduct of any such review or of any such hearing. After the review has been completed, the Outside Committee Members shall render a decision in writing, a copy of which shall be sent to the Executive. In rendering their decision, the Outside Committee Members shall have full power and discretion to interpret this Agreement, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to Severance Benefits, and the amount of Severance Benefits, if any, payable to, the Executive in accordance with the provisions of this Agreement. Such decision shall set forth the specific reason or reasons for the decision and the specific provisions of this Agreement upon which the decision is based. There shall be no further appeal from a decision rendered by a quorum of the Outside Committee Members. Any determination made by the Outside Committee Members as a result of an appeal shall be final and binding in all respects upon the Company, the Parent Company and the Executive.

      6.5 MODIFICATION. This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by either two (2) officers of the Company on behalf of the Board of Directors of the Company or, in the event a Change in Control has occurred, by the Outside Committee Members, and by the Executive, or by their legal representatives.

      6.6 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

      6.7 GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio.

      6.8 SECTION 280(G) LIMIT. Notwithstanding anything contained in this Agreement to the contrary, in the event the Company experiences a change described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code, the amounts payable to the Executive under this Agreement which are contingent on such change shall not exceed an amount which; when added to the present value of all other amounts which are payable to him under other plans and programs of the Company, shall cause the total present value of all such amounts to equal one dollar ($1.00) less than three (3) times the base amount (as described in Section 280G(b)(3) of the Internal Revenue Code.)

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      If the Internal Revenue Service subsequently asserts that the amounts payable to the Executive under this Agreement give rise to an excise tax under
Section 4999 of the Internal Revenue Code and the Executive co-operates with the Company in appealing the determination of the Internal Revenue Service through whatever level of administrative or judicial appeals is deemed appropriate by the Company, the Company shall indemnify the Executive for all costs of challenging the determination that the excise tax applies to payments hereunder including any administrative costs, court costs, attorney fees, and accounting fees, whether incurred by the Company or incurred by the Executive.

      6.9 REIMBURSEMENT OF LEGAL FEES. In the event that the Executive brings an action in a court of law to enforce any provision of this Agreement and prevails in such action in any respect, the Company shall reimburse the Executive for his attorney fees and expenses and any other fees and expenses incurred by the Executive in connection with such cause of action or in connection with the enforcement of this Agreement against the Company.

      IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first above written. First National Bank

By: ________________________________________

And:________________________________________

____________________________________________

      The Parent Company hereby guarantees the benefits payable under this Agreement as of the day and year first above written. National Bancshares Corp.

By: ________________________________________

And:________________________________________

____________________________________________

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